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ArrowStreet Capital

Code od Ethics

April 15, 2018

Table of Contents

1.

General Principles

2.

Administration and Interpretation

3.

Personnel Covered by the Code of Ethics – Covered Persons

4.

Restrictions on Disclosure of Confidential Information

5.

Compliance with Laws and Regulations

6.

Additional Fiduciary Obligations

7.

Gift Policy

8.

Outside Business Activities

9.

Personal Securities Trading by Access Persons

10.

Acknowledgements.

11.

Duty to Report Violations.

12.

Accountability for Violations of this Code.

13.

Record Keeping.

14.

Amendments and Reporting.

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ARROWSTREET CAPITAL, LIMITED PARTNERSHIP

CODE OF ETHICS

1.

General Principles

Our position as a fiduciary to clients imposes fundamental standards of conduct on our firm and our personnel.  We must at all times act in good faith in accordance with the law and place client interests first, avoiding actual conflicts, and situations that could create the appearance of a conflict, between personal and firm or client matters.  We seek to foster a reputation of integrity and professionalism.  The confidence and trust placed in our firm by clients must be valued and protected by us.  This Code of Ethics (Code) establishes ethical standards and requirements for personal activities and the protection of client information that are intended to ensure compliance with these standards.

In addition, there are various state and federal laws, rules and regulations applicable to our business that are intended to prevent firm personnel from taking unfair advantage of clients and participants in the securities markets.  This Code incorporates these legal requirements, so that any violation of these rules would also result in the violation of the Code.

2.

Administration and Interpretation

The Code is administered by Regulatory Compliance under the general supervision of the firm’s Chief Compliance Officer (CCO).  The CCO is responsible for the administration, application and interpretation of the Code.  The CCO may delegate responsibility of administering aspects of the Code to one or more members of Regulatory Compliance or, with respect to specified approvals, the Chief Executive Officer or the Chief Investment Officer.

Any provision of this Code that is not required by law may be waived by the CCO if such waiver is consistent with the intent of this Code. Any waiver of the provisions in this Code granted by the CCO will be in place for the approval date(s) only.

Because a written code cannot answer all questions raised in the context of business relationships, each Covered Person (as defined below) must take responsibility for recognizing and responding appropriately to specific situations as they arise.  If you have a question about the requirements of this Code or the appropriateness of a relationship or action, you should consult with the CCO in advance.

We use a third party software package provided by ComplySci to assist with the administration of various aspects of the Code, such as individual certifications and monitoring of personal trading activity. The employee website to log in to ComplySci is https://secure.complysci.com/default.asp.  Please contact Regulatory Compliance if you have any questions regarding the use of ComplySci.

3.

Personnel Covered by the Code of Ethics – Covered Persons

3.1

Covered Persons. This Code applies to the following persons (collectively referred to as “Covered Persons”):

(i)

all officers, directors, employees, partners and/or members of Arrowstreet Capital, Limited Partnership;

(ii)

all officers, directors, employees, partners and/or members of any affiliate of Arrowstreet Capital, Limited Partnership as defined and identified below; and

(iii)

select consultants engaged by Arrowstreet Capital, Limited Partnership or its affiliates that are made subject to this Code by determination of the CCO, which are referred to as “Designated Consultants.”

An “affiliate” of the firm for purposes of this Code means any direct or indirect parent company of the firm and any direct or indirect subsidiary of the firm or any such parent company (excluding any sponsored comingled investment

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vehicle offered by the firm to institutional investors and for which the firm is the investment adviser/sub-investment adviser or portfolio manager (which we refer to as an Arrowstreet Sponsored Fund) and any company formed for the purpose of managing an Arrowstreet Sponsored Fund).  Currently, our affiliates are Arrowstreet Capital GP LLC, Arrowstreet Capital Holding LLC, Arrowstreet Capital Australia Pty. Ltd. and Arrowstreet Capital Europe Limited.  References to “we,” “us,” “our,” or the firm should be considered as references to Arrowstreet Capital, Limited Partnership and its affiliates as the context requires.

In determining whether a consultant is a Designated Consultant, the CCO shall take into consideration the relevant facts and circumstances of the particular consulting engagement, including:

•

the duration of consulting services and term of consulting contract;

•

the services to be performed by consultant; consultant’s access to firm and/or client proprietary, confidential or sensitive information and data, including trade data and trading systems; and

•

the terms of any other agreements between the firm and the consultant.

3.1

Access Persons.  Certain sections of this Code, such as Section 9 relating to personal trading, apply only to “Access Persons” and not to all Covered Persons.  Access Persons are Covered Persons that, in connection with their regular functions or duties, make, participate in, or have access to information regarding the purchase or sale of securities by clients (including Arrowstreet Sponsored Funds), investment recommendations, client flows or the portfolio holdings of clients (Trade Information).  Regulatory Compliance will notify those who are identified as Access Persons (and, if applicable, for what period they are considered Access Persons).  Generally a non-executive director of the firm does not meet the definition of Access Person just by virtue of such person’s status as a non-executive director.  Non-executive directors of the firm (including any non-executive director that is also an equity holder of the firm) will not be considered an Access Person except where such non-executive director in fact makes, participates in, or has access to Trade Information.  In such case, the non-executive director shall be treated as an Access Person for such period as the CCO determines.

4.

Restrictions on Disclosure of Confidential Information

4.1

Within Arrowstreet.  Covered Person access to confidential information of the firm and its clients (including Trade Information) should be on a need-to-know basis in the course of such person’s performing their assigned duties.  Such confidential information may be used only in connection with providing services to the firm and/or its clients and may not be used or exploited for any personal benefit.  Covered Persons are reminded that non-executive directors of the firm are not considered Access Persons and therefore Trade Information should not be disclosed to, or discussed with, such directors.  In addition, all information provided to Regulatory Compliance pursuant to this Code shall be kept confidential and shared within the firm (and with its advisors) only on a need to know basis.  The provisions of this Section 4.1 are at all times subject to Section 4.3 below.

4.2

Outside Arrowstreet.  Covered Persons must not disclose confidential information (including Trade Information) of the firm or its clients to any person outside the firm except in accordance with our  internal policies and operating practices governing the disclosure of such information or with the consent of the CCO, Chief Executive Officer or Chief Investment Officer.  Disclosure of nonpublic information about portfolio companies and other issuers may also be restricted as described in the section on insider trading below. The provisions of this Section 4.2 are at all times subject to Section 4.3 below.

4.3

Maintenance of Whistleblower Protection.  Notwithstanding Sections 4.1 or 4.2 or any other provision herein or in any other firm manual, policy or other firm document applicable to Covered Persons, no confidentiality or other obligation owed by a Covered Person to the firm prohibits a Covered Person from reporting possible violations of law or regulation to any governmental agency or entity under any whistleblower protection provision of U.S. federal or state law or regulation (including Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act 2002) or requires a Covered Person to notify the firm of any such report. In making any such report, however, a Covered Person is not authorized to disclose communications with internal or external counsel to the firm that were made for the purpose of receiving legal advice, that contain legal advice or that are protected by the attorney work product or similar privilege.

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5.

Compliance with Laws and Regulations

5.1

General.  Every Covered Person must comply with, and must endeavor to ensure that our firm complies with, all applicable laws and regulations.  These may include, among others: Investment Advisers Act (relating to the overall investment advisory business); Investment Company Act (relating to, among other things, advisory services provided to U.S. registered mutual funds); Securities Act and Securities Exchange Act (relating to, among other things, the offer and sale of securities in Arrowstreet Sponsored Funds and SEC reporting requirements); Commodity Exchange Act (relating to, among other things, the advising and trading in futures, options on futures and swaps); Gramm-Leach-Bliley Act (relating to, among other things, privacy of client information) and Dodd-Frank REG S-ID; Bank Secrecy Act (relating to, among other things,  money laundering and transactions in currency); Foreign Corrupt Practices Act (relating to, among other things,  making payments to foreign officials); rules and regulations of the Commodity Futures Exchange Commission and the National Futures Association; and securities laws and regulations of states and foreign jurisdictions in which we are required to do so by contract, or which are otherwise applicable to us.  Every Covered Person is expected to use good judgment and common sense in seeking to comply with applicable laws, rules and regulations and to ask for advice when uncertain about what is required.

5.2

Insider Trading.  It is against the law and firm policy for any Covered Person to trade any security, either for a personal account or on behalf of a client or others while aware of material, non-public (inside) information relating to the security or the issuer; and in breach of a duty of trust or confidence owed directly or indirectly to the issuer of that security or its shareholders or to any other person who is the source of the inside information.  It may also be illegal, and it is a violation of firm policy, to communicate inside information to someone else in breach of a duty of trust or confidence (known as tipping) or to receive inside information and subsequently trade while in possession of such information (known as tippee liability).

(a)

Material Information.  Material information is information that a reasonable investor would consider important in making his or her investment decision about an issuer or a security.  Generally, this is information the disclosure of which will have an effect on the price of the securities.  Examples of material information include revisions to previously published earnings estimates, merger or other significant transaction proposals, significant new products or technological discoveries, litigation, extraordinary turnover in management, impending financial or liquidity problems, and significant orders to buy or sell securities.  Pre-publication information regarding reports in the financial press may be material.  Other types of information may also be material and as such no complete list can be given.

(b)

Non-Public Information.  Information is “non-public” or “inside information” until it has been made available to investors generally (through, e.g. the wire services or other media, or an SEC filing) and the market has had time to digest it.  The amount of time required depends on the amount of attention paid to the issuer in the markets, varying from a couple of hours for the largest companies to several days in the case of thinly traded issues.

(c)

A Duty of Trust or Confidence.  In addition to the sort of “insider” relationships – such as acting as a director of or adviser to an issuer – that impose this obligation, a “duty of trust or confidence” also exists in other circumstances such as the following:

(i)

whenever a person agrees to maintain information in confidence;

(ii)

whenever one enters into a relationship the nature of which implies a duty to maintain the information in confidence; and

(iii)

whenever the person communicating the inside information and the person to whom it is communicated have a practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the inside information expects that the recipient will maintain its confidentiality.  This may apply to family relationships as well as business relationships.

Ordinary research contacts by Covered Persons not involving the factors described above or other special

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circumstances should not result in a duty of trust or confidence.  However, difficult legal issues may arise when, in the course of these contacts, Covered Persons become aware of material, nonpublic information.  This could happen, for example, if an issuer’s chief financial officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors.  In any case where you believe you have learned material inside information, you should consult Regulatory Compliance about your obligations.

(c)

Tender Offers.  Information about a pending tender offer raises particular concerns, in part because such activity often produces extraordinary movements in the target company’s securities and in part because an SEC rule expressly prohibits trading and “tipping” while in possession of material, nonpublic information regarding a tender offer.

(d)

Penalties.  Insider trading or improperly communicating inside information to others may result in severe penalties, including large personal fines and/or imprisonment.  In addition, such actions may expose the firm to fines as well as serious legal and regulatory sanctions.  We view seriously any violation of these prohibitions and would consider it grounds for disciplinary action, including termination of employment.

(e)

Judgments and Concerns about Inside Information.  Judgments in this area tend to be made with hindsight.  It is particularly unwise to make them on your own, without the input of a disinterested person.  Anyone who is unsure whether the insider trading prohibitions apply to a particular situation should:

(i)

report the circumstances immediately to the CCO;

(ii)

refrain from any trading activity in the respective security on behalf of clients or personally; and

(iii)

not communicate the inside information to anyone inside or outside of the firm with the exception of the CCO.

5.3

Market Manipulation.  It is essential that no Covered Persons engage in any activity the purpose of which is to interfere with the integrity of the marketplace.  Among other things, intentionally manipulating the market is a violation of law and of the firm’s policies and standards of conduct.  The term “manipulation” generally refers to any intentional or deliberate act or practice in the marketplace that is intended to mislead investors in a security by artificially controlling or affecting the price of such security in the marketplace.  For example, manipulation may involve efforts to stimulate artificially the public demand or to create the false appearance of actual trading activity.  Practices that may constitute manipulative acts include:

(a)

portfolio pumping (submitting orders to purchase securities in a client account near the close of trading on the last day of a period for which performance will be reported (e.g., quarter-end));

(b)

window dressing (adding or eliminating securities holdings of a client on or around the date for which the client’s holdings will be reported solely in order to make the client’s holdings appear more favorable to the client (e.g., by eliminating a poorly performing holding or acquiring a security that has performed well));

(c)

marking the close (executing securities transactions at or near the close with a purpose of inflating the day’s price);

(d)

wash sales (selling a security at a loss and purchasing the same or a substantially similar security soon afterwards);

(e)

front running (transacting in a security for one’s own account, or the account of client, while taking advantage of advance knowledge of another client’s pending transactions (such as client flows or a client’s trade program));

(f)

spreading false rumors;

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(g)

disseminating false information into the marketplace that could reasonably be expected to cause the price of a security to increase or decrease;

(h)

matching orders (buying a security with a low turnover and subsequently placing contemporaneous buy and sell orders for the security for substantially the same number of securities at substantially the same time and at substantially the same price, with the aim of conveying an appearance of renewed interest in the security);

(i)

pumping and dumping (promoting a stock and selling once the stock price has risen following a surge of interest);

(j)

painting the tape (buying and selling a security to create the appearance of high trading volume (causing the price of the security to move in a desired direction)); and

(k)

cornering and squeezing (attempting to control of a large and dominating security position in a market in order deliberately to increase the price of the security).

The rules against market manipulation do not mean that merely trying to acquire or to dispose of an instrument for investment purposes and incidentally affecting the price is unlawful.  Covered Persons with any questions whether any transaction may constitute market manipulation should contact the CCO.

6.

Additional Fiduciary Obligations

6.1

In General.  As fiduciaries, Covered Persons must place client interests first, avoiding conflicts of interest between personal and client and/or firm matters even if not expressly prohibited by law.  No Covered Person may:

(a)

employ any device, scheme or artifice to defraud a client;

(b)

make any untrue statement of material fact or material omission in communications to clients;

(c)

engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a client; or

(d)

engage in any manipulative practice with respect to a client.

The scope of these prohibitions is very broad.  It covers taking advantage of client transactions (including client flows) or information for the benefit of a personal or firm proprietary account, including such practices as “scalping,” “front-running,” and (with respect to investment companies advised by us) “market timing.”  In addition, one may not take advantage, for the benefit of a personal or firm proprietary account, of an investment opportunity that is presented because of client activity and, therefore, properly belongs to the client.

In addition, the firm and every Covered Person are prohibited from knowingly purchasing or selling a security or other asset from or to a client account for its, his or her own account.

Investment opportunities (including allocation of partially-filled block trades) must be allocated fairly between client accounts (including Arrowstreet Sponsored Funds).

When we serve as an investment adviser to an investment company, we are bound by any restrictions contractually agreed with such investment company.

All Covered Persons are required to disclose in writing to Regulatory Compliance any situation that creates an actual or potential conflict between their interests and those of the firm or our clients.

6.2

CFA Institute Responsibilities for Investment Personnel.  Many of our investment and other professionals are members of the CFA Institute, and are Chartered Financial Analyst® (CFA®) charterholders (or

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candidates to be CFA charterholders).  As such, there are additional responsibilities incumbent upon such individuals to comply with the CFA Institute’s Code of Ethics.  The following rules and responsibilities apply to Covered Persons who are CFA charterholders, candidates to be CFA charterholders and all other research and investment personnel:

(a)

Suitability.  Our fiduciary duty includes the duty to ensure that the investment advice we provide is suitable for a particular client. When accepting a new client, a reasonable inquiry must be made into the client’s investment experience, risk and return objectives, and financial constraints.  These issues must also be reassessed regularly.  All investment personnel must ensure that each investment decision is consistent with the client’s written objectives, mandates, strategies, and constraints.

(b)

Performance Presentation. When communicating investment performance information, investment personnel must make reasonable efforts to ensure that it is fair, accurate and complete and, where applicable, compliance with Global Investment Performance Standards (GIPS).

(c)

Investment Analysis.  Investment personnel must exercise diligence, independence and thoroughness in analyzing investments, making investment recommendations and taking investment actions.  They must also have a reasonable basis, supported by appropriate research, for any investment analysis, recommendation or action.

Investment personnel must communicate to clients and prospective clients the general principles of the investment processes used to analyze investments, select securities and construct portfolios, and must promptly disclose any changes that might materially affect those strategies. Investment personnel and marketing representatives should endeavor to provide as much transparency about the investment process and changes to that process as possible without compromising the need to maintain as proprietary many elements of the investment process.  When in doubt, senior members of our investment team should be consulted before new or unapproved investment-related information is divulged on an external basis.  It is also necessary to distinguish between fact and opinion in the presentation of investment analysis and recommendations.

Records to support investment analysis, recommendations, actions and other investment-related communications with clients and prospective clients must be maintained.

(d)

Disclosure of Referral Fees.  It is our policy not to pay referral fees or commissions to firm personnel who solicit clients on behalf of the firm.

(e)

Responsibilities of Supervisors.  Investment personnel must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the CFA Institute’s Code of Ethics.

(f)

Additional Responsibilities for CFA® Charterholders.  CFA charterholders must not engage in any conduct that compromises the reputation or integrity of the CFA Institute or the CFA designation or the integrity, validity, or security of the CFA examinations.  When referring to the CFA Institute, the CFA designation and the CFA program, members and candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA Program.

(g)

Additional Responsibilities for Investment Personnel who are National Futures Association Members.  Many of our investment and other professionals are members of the National Futures Association (NFA) as an Associated Person (AP).  As such, there are additional responsibilities incumbent upon such individuals to comply with NFA rules and regulations. For more information please refer to our CFTC/NFA Compliance Manual.

7.

Gift Policy

7.1

Gifts are Generally Prohibited.  Giving or receiving Gifts (as defined below) in the course of conducting firm business may give rise to actual or perceived conflicts of interest which could compromise (or call into question) a person’s ability to make objective and fair business decisions in the best interests of our firm and clients.  Accordingly, our policy is that no Covered Person, while acting for or on behalf of the firm or any client (or otherwise representing the firm in any capacity), shall give or receive any Gift to any person or entity (including any

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client, consultant, or other third party provider of goods and services to the firm or our affiliates, or any service provider under consideration for engagement) except to the extent permitted under this Section 7, and, in all circumstances, any Gift given or received must meet the following conditions:

(a)

the Gift is not prohibited by law (e.g., bribe, kick-back);

(b)

the Gift is not in the form of cash or a cash equivalent (such as gift cards or gift certificates);

(c)

the Gift is not considered entertainment (e.g., an invitation or ticket to a sporting event, concert, show, certain after work events, or other similar event or activity); and

(d)

the Gift is not prohibited by the policies of the giver or recipient.

A “Gift” is anything of value given or received in relation to our business and specifically does not include execution or research related services from brokers or other service providers as an incident to doing business (the receipt of these items is covered by our Soft Dollar and Broker Incidentals Policy).  A Gift can take various forms and includes gratuities, favors, preferential treatment or special arrangements (including entertainment, such as meals, events or activities (regardless of whether the Covered Person “pays their own way”).

As a best practice, it is advisable to consult with Regulatory Compliance in advance of giving or accepting any Gift that could be construed to violate this Section 7.

7.2

Exceptions to General Gift Prohibition.  The following Gifts are allowed under the Code:

(a)

Receipt of the following Gifts which are not so frequent, so costly or so expensive as to raise any questions of impropriety:

(i)

logo bearing corporate promotional items (such as a calendars, pens, mugs or the like) intended for business,

(ii)

perishable items, such as food or beverages, so long as such items are made available for firm-wide consumption,

(iii)

meals outside our offices provided by any client, prospective client or investment consultant to members of Business Development/Client Relationship Management (or any member of any other group participating in such business matters, such as members of Portfolio Management or Research), where such meals are conducted at business appropriate venues for legitimate business purposes.

(iv)

items of small value (e.g., meals in connection with business meetings not covered in (iii) above) which do not exceed $50 in market value in the aggregate from any single source in any one calendar year for any individual Covered Person;

(v)

invitations to educational or business-related seminars, conferences, webinars, speeches, presentations, roundtables and the like (including if such event includes a meal ancillary to the event); and

(b)

Giving the following Gifts which are not so frequent, so costly or so expensive as to raise any questions of impropriety:

(i)

meals in our office to any person for legitimate business purposes; and

(ii)

meals outside our offices to any client, prospective client or investment consultant by members of Business Development/Client Relationship Management (or any member of any other group participating in such business matters, such as members of Portfolio

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Management or Research), where such meals are conducted at business appropriate venues for legitimate business purposes.

(c)

Any other giving or receiving of Gifts approved in writing by the CCO where the giving or receipt of such gift is consistent with the intent of this Section 7.

7.3

Gifts to Taft-Hartley and Public Plan Clients and Prospects.  Many U.S. and non-U.S. federal, state and local governments, as well as U.S. Department of Labor rules applicable to unions, restrict gratuities to, and entertainment of, representatives benefit plan representatives.  The rules vary in different jurisdictions; in some instances, the dollar thresholds above which gratuities or entertainment are unlawful may be quite low.  Accordingly, no Gift in any amount should be provided to representatives of governmental or union pension plans without the approval of the CCO.

7.4

Gift Reporting.  Covered Persons are required to report to Regulatory Compliance the giving or receiving of any Gift within 30 days of each calendar quarter (other than permitted Gifts described in Section 7.2(a) and (b) above) on the Covered Person’s gifts and entertainment quarterly certification via ComplySci.

7.5

Foreign Corrupt Practices Act.  The U.S. Foreign Corrupt Practices Act (FCPA) makes it unlawful for any U.S. company - as well as any of its officers, directors, employees, agents or stockholders acting on its behalf - to offer, pay, promise or authorize any bribe, kickback or similar improper payment to any foreign official, foreign political party or official or candidate for foreign political office in order to assist the U.S. company in obtaining, retaining or directing business.  Violators are subject to severe civil and criminal penalties, up to and including imprisonment.  Other countries have similar laws, including the UK Bribery Act.

The FCPA not only prohibits direct payments to a foreign official, but also prohibits U.S. companies from making payments to third parties - such as a foreign partner, sales agent or other intermediary - with knowledge that all or a portion of the payment will be passed on to a foreign official.  The FCPA’s definition of “knowledge” is broader than actual knowledge.  A company is deemed to know that an agent or other intermediary will make an improper payment if it is aware of, but consciously disregards, a “high probability” that such a payment will be made.  The purpose of this standard is to prevent companies from adopting a “head in the sand” approach to the activities of their foreign agents and partners.  Accordingly, before the Firm retains any agent or intermediary who may be involved in soliciting a potential investment from, or other transaction with, a foreign government or government entity, written approval must be obtained in advance from the CCO.

Our policy is to comply with the FCPA and all other applicable laws against bribery and other improper payments. No payment on behalf of the firm shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that prescribed by the documents supporting such payment.  It is strictly prohibited for any person, directly or indirectly, to offer to make any bribes, kickbacks, rebates or other payments to any company, financial institution, person or governmental official to obtain favorable treatment in receiving or maintaining business (it being understood that giving meals to any foreign official, foreign political party or official or candidate for foreign political office in the context of business development or client relationship activities where such meals are conducted at business appropriate venues for legitimate business purposes and which are not so frequent, so costly or so expensive as to raise any questions of impropriety should be compliance with these rules.

7.6

Charitable Giving.  Covered Persons are advised that donations to certain organizations (many of which appear to be charitable organizations) may result in a violation of the firm’s Political Activity Policy.  Covered Persons are advised to closely review the firm’s Political Activity Policy and to reach out to Regulatory Compliance prior to making any charitable donations or contributions to any entity or organization that is not a recognized 501(c)(3) entity.

8.

Outside Business Activities

8.1

Access Persons.  Every Access Person must receive approval from Regulatory Compliance prior to engaging in any “outside business activity.”  An outside business activity for purposes of the Code refers to (i) any business or other activity outside the scope of such person’s position with the firm for which compensation is

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received; or (ii) any activity involving investment advice or other securities-related functions whether or not compensated for any person or entity, other than a Member of the Family (or any trust or other investment vehicle established and controlled by any such person).  Outside business activities may include the following:

(a)

teaching;

(b)

consulting;

(c)

business association with any person not associated with the firm;

(d)

service on the board of directors or as trustee of any organization;

(e)

professional practices; and

(f)

presentations at seminars and conferences.

Access Persons may seek approval of any outside business by submitting an approval request via ComplySci.  Any such request will be reviewed for potential conflicts of interest and such activity may be approved, restricted or disapproved.  Such analysis will take into account existing business relationships, including those designated as “sensitive” by Regulatory Compliance.  Outside business activities by Covered Persons are required to be certified annually via ComplySci.

Compensation received by Access Persons for certain types of outside business activities may be required to be paid to the firm.  Access Persons are prohibited from serving as an officer, director, advisor or, or consultant to, a publicly traded company.

8.2

Non-Access Persons.  Every non-Access Person must receive approval from the CCO or CEO prior to engaging in any outside business activity in accordance with agreed upon procedures.  Such analysis will take into account existing business relationships, including those designated as “sensitive” by Regulatory Compliance.  Although non-Access Persons may serve as an officer, director, employee or consultant of a publicly traded company, such person shall recuse himself or herself from any firm board matter in which such non-Access Person may be conflicted as a result of such.

9.

Personal Securities Trading by Access Persons

9.1

In General.  Access Persons are required to obtain preclearance of transactions in “Securities” that they “Beneficially Own,” as described below.  They are also required to provide the firm with reports of such Securities transactions and holdings.

9.2

Definitions.  The following definitions apply to this Section 9:

(a)

Beneficial Ownership means a direct or indirect pecuniary (financial) interest held by the Access Person.  Indirect interests include the pecuniary interest of any Member of the Family (defined below) of the Access Person, certain family trusts, family custodial accounts, entities controlled by the Access Person, portfolios from which the Access Person may receive a performance fee, and other circumstances in which the Access Person may profit, directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise, from transactions in the respective Securities, as defined further in SEC Rule 16a-1(a)(2).

(b)

Covered Account means a brokerage or other similar financial account that holds, or has the ability to hold, Securities and in which an Access Person has Beneficial Ownership.

(c)

Electronic Broker means a brokerage or other similar financial account that has the ability to electronically feed holdings and transaction information into ComplySci and which are approved by the firm for this purpose.

(d)

Member of the Family of an Access Person means (i) the Access Person’s spouse, domestic

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partner or other similar relationship, (ii) the Access Person’s children under the age of 18 and any other child who lives in the same household or for whose support the Access Person contributes, and (iii) any of the following who live in the Access Person’s household: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships. It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts.  Any such exclusion must be approved by the CCO.

(e)

Restricted Fund means any U.S. or non-U.S. registered investment company that is offered to the public and for which the firm serves as an investment adviser or whose investment adviser or principal underwriter controls, is controlled by, or is under common control with the firm.  A list of Restricted Funds may be obtained from Regulatory Compliance or may be viewed/printed from the Legal & Compliance page of the firm intranet.

(f)

Security means any note, stock, exchange-traded fund (subject to Section 9.3(d)(vi) below), closed-end investment fund, security future, bond, debenture, investment contract, voting-trust certificate, certificate of deposit for a security, any put, call, straddle, option, or privilege on any security or on any group or index of securities, or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument described in Section 2(a)(36) of the Investment Company Act or commonly known as a “security,” except that “Security” does not include: (i) direct obligations of the Government of the United States, (ii) foreign currencies traded for exchange conversions and deliverable forward foreign currency contracts (e.g., converting US Dollars to a foreign currency for personal use or presently purchasing a currency for future delivery of a different currency) (iii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iv) money market fund shares, (v) shares issued by open-end investment companies that are registered under the U.S. Investment Company Act of 1940 and which are not Restricted Funds, and (vi) units of unit investment trusts that do not invest in Restricted Funds.

9.3

Preclearance Requirement.  Except as provided in Section 9.3(d), each Access Person must obtain written preclearance from Regulatory Compliance before any person effects any transaction in a Security of which the Access Person has (or as a result of which transaction s/he acquires) Beneficial Ownership.  For this purpose, “transaction” means any acquisition or disposition of Beneficial Ownership, which includes but is not necessarily limited to purchases, sales, pledges, gifts, and writing options with respect to the Security.  It should be noted that preclearance for a transaction in a Security is rarely granted, except under the circumstances described below or in Section 9.3(i).

(a)

Automatically Ineligible.  Except as provided in Section 9.3(i) below or as otherwise approved by the CCO, transactions in (i) Securities that involve or are related to global public equities or corporate debt, (ii) derivative instruments (including futures and swaps) that are likely to be traded on behalf of client accounts, and (iii) non-deliverable currency contracts and other speculative transactions in currencies are, in each case, presumptively considered automatically ineligible for preclearance as they may conflict with, or give the appearance of conflicting with, client interests.

(b)

Likely Eligible.  Transactions in Securities other than those described in Section 9.3(a) above are considered likely eligible for preclearance.  In reviewing these types of preclearance requests, we acknowledge that investments in these types of Securities may not present the same potential conflicts of interest and other concerns that arise in transactions identified in Section 9.3(a) above.  Similarly, investments by a Member of the Family in employer sponsored investment vehicles, regardless of investment strategy, may not present the same potential for conflicts of interest.  Accordingly, Access Persons, or Members of the Family of an Access Person, wishing to invest in these types of Securities are more likely to obtain preclearance (on an individual transaction or program basis).  Access Persons should be aware that the sale or other disposition of any Securities received in respect of a Security for which preclearance was granted (e.g., a distribution of securities in lieu of cash to investors in connection with a private fund portfolio company liquidity event) shall, for the avoidance of doubt, be subject to the firm’s preclearance policy.

(c)

Preclearance Service Charge – Select Private Investments.  Access Persons will be assessed a $1,000 service charge for preclearance requests relating to the purchase or sale of private fund investments or other

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similarly complex private investments, except in the case of proposed investments in employer-sponsored investment funds, in which case the service charge will be $1,000 for a review of the investment program as a whole.  Notwithstanding the above, Regulatory Compliance may provide (at no charge) an initial assessment of the likelihood of granting preclearance; however, no guarantee of approval of preclearance will be made and any requests should allow ample time to review the proposed investment.  The service charge will not apply to Securities for which preclearance was previously granted, certain follow-on investments in connection with a previously precleared transaction, or with respect to preclearance requests to sell existing positions as described in Section 9.3(i).

(d)

Exceptions to Preclearance Requirement.  Preclearance is not required for the following transactions:

(i)

The receipt of Securities as a gift, inheritance or bequest;

(ii)

The exercise of involuntary corporate actions involving a Security, such as receipt of a stock dividend, spin out shares, and the like;

(iii)

The grant of employee stock options, restricted stock or other similar instrument to a spouse or Member of the Family (and any subsequent vesting associated therewith);

(iv)

The exercise of employee stock options by a Covered Person or a spouse or Member of the Family of a Covered Person (for avoidance of doubt, this does not apply to an “exercise and sale” or cashless exercise of any such employee stock option).

(v)

The purchase of Securities pursuant to certain automatic investment plans, so long as preclearance is obtained for the establishment of, and for any change in, such plan;

(vi)

The purchase or sale of Securities in an account in the name of an Access Person or for which an Access Person has Beneficial Ownership (A) that was not established by the Access Person or a Member of the Family of the Access Person and (B) over which the Access Person (or any Member of the Family of the Access Person) has no direct or indirect influence or control;

(vii)

The purchase or sale of shares or units of any investment option offered in the firm’s 401(k) plan;

(viii)

The purchase or sale of shares or interests in collective investment trusts sponsored by U.S. banks through a 401(k) plan of the employer of the Access Person or the Member of the Family of the Access Person; and

(ix)

The purchase or sale of shares or units of any exchange traded fund (ETF) which is included on the list of approved ETFs maintained by Regulatory Compliance and posted on the Legal & Compliance page of the firm intranet.

As a reminder, transactions in Securities that are exempt from preclearance under this Section 9.3(d) may need to be reported under Section 9.4 below, whether or not preclearance was required.

(e)

Requesting Preclearance. Access Persons may request preclearance for a securities transaction via ComplySci.  Regulatory Compliance will promptly notify each individual of approval or denial via ComplySci or electronic mail.  Approval is valid solely for the period/trade day, and on the terms, specified by Regulatory Compliance, unless sooner revoked.

(f)

Grounds for Denying Preclearance.  Regulatory Compliance may deny or impose conditions on

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preclearance of any proposed transaction in Securities if, in the opinion of the CCO, such transaction would be, or would appear to be, inconsistent with the firm’s legal or fiduciary obligations. Regulatory Compliance is entitled to take any relevant consideration into account in determining whether to grant or deny preclearance. Regulatory Compliance may revoke a preclearance at any time after it is granted and before the transaction is effected. Reasons for denying preclearance may be confidential to the firm, and no reason need be stated.

(g)

Short Term Trading.  No Access Person may effect opposite way transactions (i.e. buying and selling or short selling and buying) within a 60-calendar day window in any Security of which he or she has Beneficial Ownership; provided, however, that this Section 3(g) shall not be applicable with respect to transactions in any of the following:

a.

shares or units of any exchange traded fund (ETF) which is included on the list of approved ETFs maintained by Regulatory Compliance as contemplated by Section 3(d)(vi);

b.

shares or units of any investment option offered in the firm’s 401(k) plan as contemplated by Section 3(d)(vii); and

c.

shares or interests in collective investment trusts sponsored by U.S. banks bought and sold through a 401(k) plan of the employer of the Access Person or the Member of the Family of the Access Person as contemplated by Section 3(d)(viii).

(h)

Personal Risk.  Our compliance procedures may add to the risks involved in trading in short sales or derivative instruments by impeding quick trading decisions often required when trading these instruments.  It is important that each Access Person is aware that any financial losses incurred as a result of denial of preclearance or other aspects of our compliance policy will not be reimbursed by us.

(i)

Quarterly Preclearance Procedure for Long-Only Sales or Closing of Short Positions.  Access Persons may seek preclearance on a quarterly basis to sell long-only securities positions or to purchase securities in order to close-out short positions held by such Access Person.  Selling short or selling of derivative instruments such as puts, calls and options are not permitted under this quarterly preclearance procedure.  To request preclearance, a preclearance request must be submitted via ComplySci in accordance with Section 9.3(e) of the Code at least 10 days prior to the first business day of a given quarter.  Regulatory Compliance will review each preclearance request and notify the Access Person of approval or denial via ComplySci or electronic mail prior to the first business day of the given quarter.  If preclearance is granted, the Access Person will be permitted to sell such precleared securities positions on either (i) the 30th day of the quarter for which preclearance was granted (if the 30th day is not a business day, the next business day thereafter); or (ii) such other later date as mutually agreed at the time preclearance was granted.

Access Persons must comply with the terms of the applicable preclearance, including the specified trade date, number of shares for which preclearance was granted, etc., it being understood that the number of shares may be subject to adjustment as a result of involuntary corporate actions, such as stock split or stock dividend).

9.4

Access Person Account and Transaction and Holdings Reporting Requirements.

(a)

Covered Account Reporting Requirements; Electronic Broker Feeds. Except to the extent described in Section 9.4(b) below, all Covered Accounts must be reported via ComplySci and maintained with Electronic Brokers; provided that (i) new employees will have 90 days following their start date to transition any Covered Account that is not with an Electronic Broker to an Electronic Broker; and (ii) in the event of a material hardship or any other fact or circumstance that would prevent the establishment or maintenance of a Covered Account with an Electronic Broker, the CCO may waive such requirement.

(b)

Exception to Covered Account Reporting Requirements.  The following Covered Accounts are exempt from the reporting requirements in Section 9.4(a) above:

(i)

an account in the name of an Access Person or for which an Access Person has Beneficial Ownership (i) that was not established by the Access Person or a Member of the Family

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of the Access Person, and (ii) over which the Access Person (or any Member of the Family of the Access Person) has no direct or indirect influence or control;

(ii)

an automatic investment plan; provided, that in each case, the exclusion of such account has been approved by Regulatory Compliance;

(iii)

an account established as a qualified tuition program pursuant to Section 529 of the Internal Revenue Code (529 Plans) if we do not manage, distribute, market, or underwrite the 529 Plan or the investments and strategies underlying the 529 Plan; and

(iv)

an account that, by its terms, does not have the ability to hold Securities (e.g., certain 401(k) or 403(b) accounts or an account maintained at a mutual fund company (e.g., Vanguard)); provided, that in each case, the exclusion of such account has been approved by Regulatory Compliance.

(c)

Initial and Annual Holdings Reports.  Access Persons must certify holdings via ComplySci within the timeframe required by Regulatory Compliance, which for an initial holdings certification is required to be within 10 calendar days of becoming an Access Person and for an annual holdings certification is required to be within 45 calendar days of December 31 or June 30 of each year.  Such certification must include the following information with respect to each Security held by such Access Person, it being understood that such information is generally expected to be provided via Electronic Broker feed(s) to ComplySci, as applicable:

(i)

the title and exchange ticker symbol or CUSIP number, type of security and number of shares or principal amount of each Security in which the Access Person had any Beneficial Ownership (alternatively, the Access Person may request that duplicate brokerage account statements be sent to the attention of Regulatory Compliance);

(ii)

the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held in which the Access Person has Beneficial Ownership; and

(iii)

the date that the report is submitted by the Access Person.

Access Persons holding interests in private funds should certify to the following information: (i) the name of the fund, (ii) the units/shares/interest held in such fund and (iii) the value of such interest.

Access Persons reporting Securities transactions electronically via ComplySci need only certify that no other Securities transactions took place during the quarter, provided that such electronic reporting (i) is provided by the deadline required for the quarterly report in which the transactions or brokerage accounts must be reported; and (ii) include all information required under Section 9.4(d) of this Code.  Please refer to the Annual Report of Securities Accounts in ComplySci for detailed information on this requirement.

Access Persons reporting Securities transactions via paper confirmations and periodic statements must ensure that they manually add these transactions to their account(s) on ComplySci and provide such statements to Regulatory Compliance by the required deadlines noted above.

(d)

Quarterly Transaction and Broker Account Reports.  No later than 30 days after the end of each calendar quarter, every Access Person shall (except as provided in Section 9.4(b) above) report to Regulatory Compliance the following information, as required in the Quarterly Report of Transactions in ComplySci, as applicable, it being understood that such information is generally expected to be provided via Electronic Broker feed(s) to ComplySci, as applicable:

(i)

With respect to each transaction of any type during the quarter in a Security in which the Access Person had Beneficial Ownership:

(A)

the date of the transaction, the title and exchange ticker symbol or CUSIP

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number, the interest rate and maturity date (if applicable), the number of shares or the principal amount of each Security involved;

(B)

the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

(C)

the price of the Security at which the transaction was effected;

(D)

the name of the broker, dealer or bank with or through which the transaction was effected; and

(E)

the date that the report is submitted by the Access Person.

(ii)

Except as provided in 9.4(c) below, with respect to each account maintained by the Access Person in which any Securities were held during the quarter in which the Access Person had any direct or indirect Beneficial Ownership:

(A)

the name of the account holder;

(B)

account type;

(C)

the name of the broker, dealer or bank with which the Access Person established the account;

(D)

the date the account was established; and

(E)

the date that the report is submitted by the Access Person.

(e)

Review of Reports.  Regulatory Compliance will review transactions and holdings reports (or data feeds) received within a reasonable time after receipt and will carry out periodic testing procedures designed to provide reasonable assurance that the transactions and holdings reported are not in violation of this Code.  Such procedures will not only review compliance with internal policies but will also review whether personal trades were made at the detriment of client trading activities.  Regulatory Compliance is responsible for communicating all potential issues noted to the CCO for further investigation and resolution.

(f)

Notice - Personal Trading Rules Subject to Change.  Our personal trading rules are subject to change.  For example, the firm may expand its product set to include a broader universe of instruments, and the firm’s “eligibility” policy described in Section 9.3(a) and (b) may be further limited at that time.  Similarly, the exceptions to preclearance identified in Section 9.3(d), such as the list of approved exchange traded funds, and the list of Restricted Funds, may change.  While it is expected that any existing investments in a Security held by an Access Person (including any approved private funds) would be “grandfathered,” additional trading restrictions may apply, including liquidity restrictions.

10.

Acknowledgements.

Regulatory Compliance will furnish copies of this Code and all amendments hereto to all Covered Persons (including posting on the Legal & Compliance page of the firm intranet).  Annually (and connection with any material amendment), each Covered Person is required to certify via ComplySci that he or she has read and understood the Code and that he or she has complied (or, with respect to any amendment, will comply) with the Code for the applicable period.

11.

Duty to Report Violations.

Each person should ask questions, seek guidance, and express any concerns regarding compliance with this Code or any of our other policies.  Anyone who believes that any person has engaged or is engaging in conduct that violates applicable law or this Code must promptly report that information to the CCO or the Chief Executive Officer, who

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in turn must report it to the CCO.  The CCO will be responsible for notifying the Operating Committee and the Board of Directors and furnishing any information appropriate to address any violation.

12.

Accountability for Violations of this Code.

Failure to comply with the standards required by this Code will result in disciplinary action that may include, without limitation, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary and/or bonus payments, selling of positions, disgorgement of profits, discharge or removal, and restitution.  Certain violations may be referred to public authorities for investigation or prosecution.  Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not promptly report it, also will be subject to disciplinary action, up to and including discharge.

13.

Record Keeping.

We will maintain the following records concerning the administration of this Code:

(a)

In an easily accessible place, a copy of this Code of Ethics (and any prior Code of Ethics that was in effect during the past six years);

(b)

A record of any violation of this Code and of any action taken as a result of such violation, for a period of six years following the end of the fiscal year in which the violation occurs;

(c)

A copy of each report (or brokerage confirmation or statement in lieu of a report) submitted under Section 9 of this Code for a period of six years from the end of the fiscal year in which the report was submitted, provided that for the first two years such reports must be maintained and preserved in an easily accessible place (and, to the extent required by law, such records shall be maintained electronically in an accessible computer database);

(d)

A list of all persons who are, or within the past six years were, required to make or required to review, reports pursuant to Section 9 of this Code of Ethics;

(e)

A copy of each report or questionnaire response provided to the board of any investment company client as described in Section 14, for a period of six years following the end of the fiscal year in which the report is made, provided that for the first two years such record will be preserved in an easily accessible place; and

(f)

A written record of any decision, and the reasons supporting any decision, to approve the trade by an Access Person of any security for a period of six years following the end of the fiscal year in which the approval is granted.

A record of the written acknowledgment of the receipt of this Code and of any amendment hereto provided by each person who is or was a Covered Person at any time during the prior six years.

All such records shall be maintained in an easily accessible place which shall, for at least the first two years be our principal office.  Electronic records will be maintained on servers accessible by that office.

14.

Amendments and Reporting.

All amendments to this Code are subject to the approval of the CCO.  Amendments considered to be material by the CCO shall be submitted to the Operating Committee for approval.  The CCO shall report (i) material amendments to the Code to the Chairman of the Audit and Risk Committee of the Board of Directors; and (ii) material violations of the Code to the Board of Directors.

*     *     *

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